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EXHIBIT 10.12
                             MEMORANDUM


TO:            Steve Leonard

FROM:          Bob Kennis

DATE:          July 31, 1997



     This sets forth our agreement.

1. You will remain as an officer of the subsidiary Circle International, Inc. in the position of President and C.E.O., Global Transportation Resources reporting to the Company Chairman. You will not be a corporate officer. This position will be available through November 30, 1997, and you will be entitled to your present base salary and car allowance.

2. As of December 1, 1997 or your obtaining other employment, whichever is earlier, you shall resign your position with the Company. Other than as set forth in paragraphs 3, 4, 5 and 6 below the Company will have no further obligation to you.

3. From December 1, 1997 (or the earlier date if you leave the Company voluntarily) through July 31, 1998 you shall be a non-exclusive consultant to the Company providing advice as available on global purchasing, pricing and carrier and other strategic issues. You and the Company will enter into a consulting agreement memorializing this, which will also contain provisions regarding confidentiality, the prohibition of soliciting employees and accounts (for freight forwarding purposes, not airline carrier purposes), non-disparagement internally and externally (this will be a mutual obligation), litigation cooperation and assistance, and a mutual release of all claims.

4. During the period of your employment through the period of the consultancy agreement, you shall be entitled to exercise at any time subject to standard legal restrictions 41,666 vested options to purchase stock. From May 1, 1998 through

     July 31, 1998 only, you shall be entitled to exercise another 25,000 options pursuant to the terms of your existing option agreement on the condition that you have substantially complied with the covenants of the consulting agreement. You shall have no other rights under that agreement. If the Company terminates the consulting agreement, then these options shall accelerate and you shall have thirty days within the notice of termination to exercise any unexercised options, including the 25,000 options referenced above.

5. During the consulting period referred to above, the Company shall pay your Cobra and Life Insurance conversion costs, through the earlier of your obtaining other employment or July 31, 1998

6.   The  balance  outstanding under the Promissory Note attached  as
     Exhibit 1 shall be paid the earlier of either your selling your residence in Woodside or your exercising all of your options. Interest will continue to accrue under the note. As security, you will provide the Company with a deed of trust against your residence.

7. Other than as set forth in this Agreement, Circle International Group, Inc. and its subsidiaries and officers (the "Company") will have no further obligations to you, and you will have no further obligations to the Company. Any other previous agreements are superseded by this Agreement. The Company and Leonard hereby mutually waive and release any and all claims against the other, except for claims arising from a breach of this Agreement.

8. The terms of this Agreement shall remain strictly confidential, unless Leonard or the Company deems that it is required to make an appropriate disclosure under SEC rules.

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9.   Each  party  agrees  that this agreement is enforceable  without defense, is voluntarily entered into, and is the result of amicable settlement discussions.

      Each party has signed below indicating full agreement to the above.


/S/ Robert Kennis                            /S/ Steve Leonard
-----------------------                      ------------------------
Robert Kennis for                            Steve Leonard
Circle International Group, Inc.
and its subsidiaries